SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Micro Linear Corporation

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PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

MICRO LINEAR CORPORATION

2050 Concourse Dr.
San Jose, CA 95131
(408) 433-5200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 6, 2003

June 19, 2003

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Micro Linear Corporation, a Delaware corporation, which will be held on Wednesday, August 6, 2003 at 10:00 a.m. Pacific Daylight Time at the Company’s headquarters, 2050 Concourse Dr., San Jose, California.

      At the meeting we will:

1. Elect five directors to serve until the 2004 Annual Meeting of Stockholders or until their successors are elected and qualified;

2. Ratify the appointment of PricewaterhouseCoopers LLP as Micro Linear’s independent auditors for the fiscal year ending December 28, 2003; and

3. Transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

      Stockholders of record as of the close of business on Friday, June 9, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders eligible to vote at the meeting will be available for review during Micro Linear’s regular business hours at our headquarters, located at 2050 Concourse Drive, San Jose, California, for ten days prior to the meeting.

      It is important for your shares to be represented at the Annual Meeting. We hope that you will promptly mark, sign, date and return the enclosed proxy even if you plan to attend the meeting. Your proxy card may also include instructions about how to vote by telephone or by using the Internet. If you attend the meeting on August 6, you may vote in person even if you have already returned a Proxy Card.

      We look forward to seeing you at the meeting.

For the Board of Directors,

JORGE DEL CALVO
Secretary

June 19, 2003

San Jose, California

IMPORTANT: Whether or not you plan to attend the meeting, please complete and promptly return the enclosed proxy in the envelope provided.

MICRO LINEAR CORPORATION
2050 Concourse Dr.
San Jose, CA 95131
(408) 433-5200

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

      The Board of Directors of Micro Linear Corporation, a Delaware corporation (which we will refer to as the “Company” or “Micro Linear” throughout this Proxy Statement), is soliciting proxies for the 2003 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. The Annual Meeting will be held on Wednesday, August 6, 2003 at 10:00 a.m. Pacific Daylight Time, and any adjournment or postponement thereof, at the Company’s headquarters, 2050 Concourse Dr., San Jose, California (the “Annual Meeting”).

      This Proxy Statement, the accompanying proxy card and Micro Linear’s Annual Report on Form 10-K, which contains financial statements and schedules required to be filed for the fiscal year ended December 29, 2002, will be first mailed on or about June 19, 2003 to stockholders entitled to vote at the meeting. Our principal executive offices are located at 2050 Concourse Dr., San Jose, CA 95131. Our telephone number is (408) 433-5200.

      Micro Linear will pay the cost of soliciting proxies, including expenses incurred by brokerage firms and other representatives of beneficial owners in forwarding solicitation materials to beneficial owners. Directors, officers and regular employees may solicit proxies, either personally or by fax or telephone, on behalf of Micro Linear, without additional compensation.

      Micro Linear will provide copies of exhibits to the Annual Report on Form 10-K to any requesting stockholder upon payment of a reasonable fee and upon request of the stockholder made in writing to Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attn: Gwen Adams, Investor Relations. The request must include a representation by the stockholder that, as of June 9, 2003, the stockholder was entitled to vote at the Annual Meeting.

Who Can Vote

      Stockholders of record at the close of business on June 9, 2003 (which we will refer to as the “Record Date” throughout this Proxy Statement) are entitled to vote at the Annual Meeting. As of June 9, 2003, 12,225,512 shares of our common stock, $0.001 par value per share (the “Common Stock”), were outstanding and entitled to vote.

How You Can Vote

      You may vote your shares at the Annual Meeting either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person. Shares represented by the proxies received in response to this solicitation, and not properly revoked, will be voted at the Annual Meeting in accordance with the instructions on the proxy. On matters coming before the Annual Meeting for which the stockholder specifies a choice on the proxy card, the shares will be voted accordingly. If you return your proxy, but do not mark your voting preference, the individuals named as proxies will vote your shares “FOR” the election of the five nominees for director listed in this Proxy Statement and “FOR” the ratification of the appointment of Micro Linear’s independent auditors.

      Telephone and Internet voting information is provided on the proxy card if these options are available to you. Votes submitted via the Internet or by telephone must be received by the deadline given on the proxy, which is earlier than the time of the Annual Meeting. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person, should you decide to attend the Annual Meeting.

      Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed Proxy Card or proof of identification to the meeting. If you hold your shares in a brokerage account in the broker’s name (“street name”), you must request a legal proxy from your stockbroker in order to vote at the meeting.

Revocability of Proxies

      Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	By voting in person at the Annual Meeting;

•	By submitting written notice of revocation to the Secretary of the Company prior to or at the Annual Meeting; or

•	By submitting another proxy of a later date that is properly executed prior to or at the Annual Meeting.

Required Vote

      Each holder of Common Stock is entitled to one vote for each share held as of the Record Date. In the election of directors, you may vote “FOR” all of the nominees, or your vote may be “WITHHELD” with respect to one or more of the nominees. Directors are elected by a plurality vote, and the five persons receiving the highest number of “FOR” votes will be elected. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal(s) submitted for stockholder approval at the Annual Meeting. The other proposal(s) submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal, and thus will have the same effect as a vote against a proposal.

      If you just sign your Proxy Card with no further instructions, your shares will be counted as a vote “FOR” each Director and “FOR” the ratification of PricewaterhouseCoopers LLP as Micro Linear’s independent public accountants.

Quorum; Abstentions; Broker Non-Votes

      The presence in person or by proxy of the holders of a majority of the outstanding Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. If you do not vote, and you hold your shares in a brokerage account in your broker’s name (in “street name”), your broker will have discretionary authority to vote your shares “FOR” each director or to withhold votes for each or every director. Your broker will also have the discretionary authority to vote your shares “FOR” or “AGAINST” the ratification of the appointment of PricewaterhouseCoopers LLP. These “broker non-votes” will be counted for purposes of establishing a quorum for the meeting. These shares will not be counted for purposes of determining the number of votes cast with respect to any proposal on which a broker has expressly not voted, or does not have the discretionary authority to vote your shares without instructions from you. Thus, a broker non-vote will not affect the outcome of the voting on a particular proposal.

      Voting results are tabulated and certified by our transfer agent, American Stock Transfer and Trust Company. The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the third quarter of fiscal year 2003.

IMPORTANT

      Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

      The Board of Directors proposes the election of five directors of the Company at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them “FOR” the Company’s five nominees named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not currently anticipated, proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until the next Annual Meeting, or until a successor has been elected and qualified.

      James Harrison is retiring from the Board of Directors effective immediately prior to the Annual Meeting. We are grateful for his service to the Company.

      The Company’s Bylaws currently provide that the Company shall have six directors. The authorized number of directors may be changed by an amendment to the bylaws adopted by resolution of a majority of the members of the board of directors. The number of directors will be reduced to five upon Mr. Harrison’s retirement from the Board immediately prior to the Annual Meeting.

      Biographical information concerning each of the nominees is set forth below.

	Director
Name	Since	Age	Principal Business Experience for the Past Five Years

Timothy R. Richardson(1)	2000	46	Mr. Richardson was appointed President and Chief Executive Officer of the Company in May 2002, and has served as a director of the Company since March 2000. From August 2000 to May 2002, Mr. Richardson served as Executive Vice President of Business Development of Bandwidth9, a manufacturer of optical components for the telecommunications market. From 1996 to August 2000, Mr. Richardson was the President of VeriFiber Technologies, an optical component and systems manufacturer which he founded. VeriFiber was acquired in August 2000 by Bandwidth9.
David L. Gellatly	1997	60	Since May 2002, Mr. Gellatly has been an industry consultant. From January 1999 until May 2002, Mr. Gellatly served as the Company’s Chief Executive Officer, President and Chairman of the Board. From 1982 to January 1999, Mr. Gellatly was the principal of New Technology Marketing, a marketing consultancy firm.

	Director
Name	Since	Age	Principal Business Experience for the Past Five Years

William B. Pohlman(1)(2)	1999	60	Since January 2003, Mr. Pohlman has been an industry consultant. From December 1999 to January 2003, he served as Chief Technology Officer and Chairman of the Board of Primarion, Inc., a semiconductor company. From August 1985 to May 1999, he held various management positions with Intel Corporation, including Vice President, Microprocessor Group and Director of Development Efficiency Programs.
Joseph D. Rizzi(1)(2)	1997	61	Since 1998, Mr. Rizzi has been a private investor. From 1986 through 1998, he served as a General Partner of Matrix Partners, a venture capital firm. Mr. Rizzi also serves as a member of the board of directors of Veritas Software Corporation, a developer of storage management software.
A. Thampy Thomas(1)	2002	57	Since June 2002, Dr. Thomas has served as the Chairman and Chief Executive Officer of PostX Corporation, a provider of enterprise software for secure electronic delivery of business information. From 1998 through June 2002, Dr. Thomas was a private investor.

(1)	Member of the Audit Committee. Mr. Richardson served as a member of the Audit Committee until his appointment in May 2002 as President and Chief Executive Officer of the Company. Mr. Thomas was appointed to the Audit Committee in June 2002. Mr. Pohlman will join the Audit Committee effective immediately prior to the Annual Meeting.

(2)	Member of the Compensation Committee.

      There are no family relationships between any directors or executive officers of the Company.

Vote Required for Approval

      The five candidates receiving the highest number of “FOR” votes shall be elected to the Company’s Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors.

      The Board of Directors recommends that the stockholders vote “FOR” the nominees set forth above.

Board Meetings and Committees

      The Board of Directors of the Company held seven meetings during fiscal 2002.

      The Board of Directors has appointed an Audit Committee and a Compensation Committee.

      The Audit Committee, which in fiscal 2002 consisted of James Harrison, Timothy Richardson (January – May 2002), A. Thampy Thomas (June – December 2002) and Joseph Rizzi, held four meetings during fiscal 2002. Mr. Harrison will resign from the Audit Committee in August 2003 when he retires from the Board of Directors. The Audit Committee’s primary functions are to review and discuss the financial statements and the internal financial reporting system and controls of the Company with the Company’s management and independent auditors, review the scope of the annual audit, monitor the relationship of the Company with its independent auditors, advise and assist the Board of Directors in evaluating the examination by the independent auditors, and appoint, and approve the fees paid to, a firm of certified public accountants whose duty is it to audit the financial statements of the Company for the fiscal year for which it is appointed. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. However, the Audit Committee does consult with management and the Company’s independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of the Company’s financial affairs. The Audit Committee also meets with the independent auditors, with and without management present, to discuss their evaluations of the Company’s internal controls, the results of their examination(s) and the overall quality of the company’s financial reporting.

      The Compensation Committee, which in fiscal 2002 consisted of Joseph Rizzi and William Pohlman, held one meeting during fiscal 2002. The Compensation Committee makes recommendations to the Board of Directors regarding the Company’s executive compensation policies and administers the Company’s stock option plans and employee stock purchase plan.

      Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which that director served.

Compensation of Directors

      Directors do not receive cash compensation for serving on the Board of Directors other than reasonable out-of-pocket expenses in accordance with the Company’s travel policy for each Board or committee meeting they attend in person. Non-employee directors participate in the Company’s 1994 Director Option Plan (the “Director Plan”). Under an amendment to the Plan approved by the Company’s stockholders in June 2000, each non-employee director automatically receives an option to purchase 50,000 shares of Common Stock on the date on which he or she first becomes a director. This initial grant vests at the rate of twenty-five percent (25%) of the shares subject to the option on each of the first and second anniversaries of the date of grant and  1/48 of the shares subject to the option each month thereafter. In addition, each non-employee director automatically receives an option to purchase 10,000 shares of Common Stock upon re-election to the Board of Directors at each annual meeting of stockholders, provided the director has been a member of the Board of Directors for at least six months upon the date of re-election. These annual re-election grants vest ratably over a twelve-month period. Options granted under the 1994 Director Option Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of 10 years. In the event of a merger, or the sale of substantially all of the assets of the Company, if the successor corporation does not agree to assume options awarded under the 1994 Director Option Plan, or to substitute equivalent options, each such outstanding option becomes fully vested and exercisable. In 2002, upon his election to the board of directors, Mr. Thomas received an initial grant of options to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value at the date of grant. In August 2002, each of Messrs. Gellatly, Harrison, Pohlman and Rizzi received an annual grant of options to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value at the date of grant.

Compensation Committee Interlocks and Insider Participation

      During fiscal 2002, the Compensation Committee of the Board of Directors consisted of Mr. Rizzi and Mr. Pohlman, neither of whom is an officer or employee of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of June 9, 2003 as to shares of Common Stock beneficially owned by:

•	each person known to the Company to beneficially own five percent or more of the outstanding Common Stock;

•	each of the current directors and nominees for director of the Company;

•	each of the executive officers named under “Executive Compensation — Summary Compensation Table”; and

•	all current directors and executive officers as a group.

      Ownership information is based solely on information furnished by the respective individuals or entities, as the case may be. The percentage of Common Stock beneficially owned is based on 12,225,512 shares of Common Stock issued and outstanding as of June 9, 2003. Unless otherwise indicated, the address for the following beneficial owners is c/o Micro Linear Corporation, 2050 Concourse Dr., San Jose, California 95131.

		Exercisable	Total
		Within 60	Shares	Percent of
	Shares	Days of	Beneficially	Common Stock
Name of Beneficial Owner	Owned	6/9/2003	Owned(1)	Outstanding

5% Stockholders
David L. Babson & Company Inc.(2)	1,777,500	—	1,777,500	14.5%
One Memorial Drive
Cambridge, MA 02142-1300
Dimensional Fund Advisors, Inc.(3)	873,000	—	873,000	7.1
1299 Ocean Avenue, 11th Fl
Santa Monica, CA 90401
Executive Officers and Directors
Timothy A. Richardson	—	201,250	201,250	1.6
Michael W. Schradle	2,000	106,250	108,250	*
Ronald K. Bell	—	206,250	206,250	1.7
Brent D. Dix	500	37,500	38,000	*
David C. Neubauer	1,750	171,873	173,623	1.4
David L. Gellatly	20,000	627,000	647,000	5.0
James J. Harrison	17,000	59,792	76,792	*
William B. Pohlman	7,300	65,000	72,300	*
Joseph D. Rizzi	277,000	84,000	361,000	2.9
A. Thampy Thomas	—	12,500	12,500	*
All officers and directors as a group (14 persons)	529,600	1,398,083	1,917,683	14.1

*	Less than 1%.

(1)	To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 9, 2003 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the beneficial ownership of any other person.

(2)	Based solely on Schedule 13G filed with the Securities and Exchange Commission on February 4, 2003. The shares listed are owned by various investment advisory clients of David L. Babson & Company Inc., which may have been deemed a beneficial owner of the shares only by virtue of the direct or indirect investment discretion it possesses pursuant to the provisions of investment advisory agreements with such clients. Based on the Schedule 13G, David L. Babson & Company has shared voting power as to 40,100 shares.

(3)	Based solely on Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2003. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of

1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the “Portfolios”). In its role as investment advisor and investment manager, Dimensional possessed both investment and voting power over 873,000 shares of Common Stock as of December 31, 2002. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of all such securities.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table summarizes all compensation paid for fiscal 2002, 2001 and 2000 to Timothy Richardson, our Chief Executive Officer, David Gellatly, who served as our Chief Executive Officer until May 2002, and each of our other four most highly compensated executive officers as of the end of fiscal 2002 whose salary and bonus for services rendered in fiscal 2002 exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Options(#)	Compensation(3)

Timothy A. Richardson(4)	2002	$167,308	$42,788	$—	510,000	$139,142
President and Chief Executive Officer
David L. Gellatly(5)	2002	347,539	—	28,116	10,000	27,959
President and Chief	2001	330,000	—	79,091	100,000	33,389
Executive Officer	2000	330,000	250,000	—	—	45,489
Ronald K. Bell(6)	2002	240,000	11,333	2,580	—	9,565
Chief Technical Officer	2001	240,000	22,667	2,580	50,000	7,755
	2000	222,457	63,750	—	100,000	7,755
Brent D. Dix(7)	2002	200,000	50,667	34,399	—	16,009
Vice President, Engineering	2001	56,154	25,333	—	150,000	30,090
David C. Neubauer(8)	2002	200,003	23,333	1,505	—	10,645
Vice President, Strategic	2001	200,003	46,667	—	50,000	7,892
Accounts	2000	199,992	86,250	—	50,000	6,344
Michael W. Schradle(9)	2002	199,744	16,667	2,580	—	10,327
Chief Financial Officer	2001	200,004	33,333	430	50,000	10,327
	2000	85,385	21,250	—	100,000	6,577

(1)	Amounts paid as bonuses for services rendered are reported for the year in which they were earned, even if they were paid in the following fiscal year. In previous Form 10-K filings, the Company reported bonus amounts in the year they were paid rather than the year in which they were earned. Bonus amounts for 2002 have not been determined or awarded by the Company’s Compensation Committee.

(2)	Amounts in this column represent reimbursement during the fiscal year for the payment of taxes. Mr. Gellatly’s cash reimbursement during fiscal 2001 included reimbursements for tax years 1999 and 2000.

(3)	The amounts in this column are described below:

		Exec Life	Long-Term	Company	Living	Total,
		Insurance	Disability	401(k)	Expenses,	All Other
Name	Year	Premiums	Premiums	Contributions	Relocation	Compensation

Timothy A. Richardson	2002	$525	$—	$—	$138,617	$139,142
David L. Gellatly	2002	5,160	3,620	960	18,219	27,959
	2001	5,160	3,193	2,080	22,956	33,389
	2000	5,160	3,068	2,080	35,181	45,489
Ronald K. Bell	2002	3,960	3,525	2,080	—	9,565
	2001	2,580	3,095	2,080	—	7,755
	2000	2,580	3,095	2,080	—	7,755
Brent D. Dix	2002	600	1,541	1,920	11,948	16,009
	2001	90	—	—	30,000	30,090
David C. Neubauer	2002	3,960	4,605	2,080	—	10,645
	2001	1,505	4,307	2,080	—	7,892
	2000	—	4,264	2,080	—	6,344
Michael W. Schradle	2002	2,580	5,667	2,080	—	10,327
	2001	2,580	5,667	2,080	—	10,327
	2000	430	5,667	480	—	6,577

(4)	Mr. Richardson became President and Chief Executive Officer in May 2002. In January 2002 Mr. Richardson received an option grant for 10,000 shares in conjunction with performance of consulting services. This is in addition to his option grant of 500,000 shares awarded as part of his employment agreement.

(5)	Mr. Gellatly served as President and Chief Executive Officer from January 1999 until May 2002. In August 2002 Mr. Gellatly received an option grant for 10,000 shares for services performed as a Director.

(6)	Mr. Bell was hired as Vice President, Communications Products in April 1999. He became Senior Vice President of Engineering in May 2000, and Chief Technical Officer in October 2002. Mr. Bell left the Company on May 19, 2003.

(7)	Mr. Dix became Vice President, Engineering in July 2002, after joining Micro Linear as Vice President of the Salt Lake City Design Center in September 2001.

(8)	Mr. Neubauer became Vice President of Sales in May 1999, and Vice President, Strategic Accounts in December 2002.

(9)	Mr. Schradle became Chief Financial Officer and Vice President of Finance in July 2000. In October 2002, he assumed the additional role of Vice President of Operations.

Option Information

      The following tables set forth information regarding stock options granted to the Named Executive Officers during 2002, as well as options held by such officers as of December 31, 2002.

      In addition, in accordance with the Securities and Exchange Commission rules, the table shows the hypothetical gains that would exist for these options. Gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted, and do not represent the Company’s estimates or projections of future stock prices. There can be no assurance that any of the values reflected in the table will be achieved. The actual value that an executive may realize, if any, will depend upon the difference between the market price of our Common Stock and the exercise price of the option on the date the option is exercised.

Option Grants in Last Fiscal Year

Potential Realizable Values
	Individual Grants(1)				at Assumed-Annual-Rates of
Stock-Price-Appreciation
		% of Total	Exercise		(Through Expiration Date)
	Option	Options	Price	Expiration
Name	Grants(#)	Granted(2)	($ per share)	Date	5%	10%

Timothy A Richardson	510,000	34.3%	$3.477	5/27/2012	$1,128,866	$2,860,768
David L. Gellatly	10,000	.1	2.85	8/01/2012	17,924	45,442
Ronald K. Bell	—	—	—	—	—	—
Brent D. Dix	—	—	—	—	—	—
David C. Neubauer	—	—	—	—	—	—
Michael W. Schradle	—	—	—	—	—	—

(1)	All of Mr. Richardson’s options were granted under the Company’s 1991 Stock Option Plan, or the 1998 Nonstatutory Stock Option Plan and are subject to the terms of such plans. Options granted under the 1991 Stock Option Plan and the 1998 Nonstatutory Stock Option Plan vest 25% on the first anniversary date of the grant, an additional 25% on the second anniversary date and the remainder vest ratably, over two years, each month thereafter. Mr. Gellatly’s options were granted under the Company’s 1994 Director Plan and vest ratably over a twelve-month period. The exercise price under all these plans is 100% of the fair market value of the Common Stock on the date of the grant. The options under these plans have a term of 10 years, but may terminate earlier in connection with certain events related to termination of employment.

(2)	Based on a total of 1,579,000 options granted to employees and directors in 2002.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table shows information about option exercises during 2002 and the value of unexercised options at the end of 2002 for each of the Named Executive Officers. Value at fiscal year end is measured as the difference between the exercise price and the fair market value on December 31, 2002.

					Value of Unexercised
			Number of Unexercised		In-the-Money Options at
			Options at Fiscal Year End		Fiscal Year End
	Shares	Value
Name	Exercised	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy A. Richardson	—	$—	46,667	523,333	$479	$521
David L. Gellatly	—	—	620,333	6,667	833	1,667
Ronald K. Bell	—	—	170,832	79,168	—	—
Brent D. Dix	—	—	37,500	112,500	18,750	56,250
David C. Neubauer	—	—	135,416	64,584	—	—
Michael W. Schradle	—	—	72,917	77,083	—	—

Employment Contracts and Termination of Employment and Change of Control Arrangements

      In January 1999, we entered into an employment agreement with David L. Gellatly. Mr. Gellatly’s employment agreement provided for an initial base salary of $330,000 per year, which was reviewed each year by the Compensation Committee of the Board of Directors. In addition, Mr. Gellatly was eligible to receive an annual cash bonus of up to 100% of his base salary, provided he achieved certain performance objective established by the Compensation Committee. Mr. Gellatly also received an option to purchase 500,000 shares of Common Stock. The option had a one year cliff after which 25% of the shares subject to the option became exercisable, and thereafter the remaining shares became exercisable in equal monthly installments over the next three years. In addition, Mr. Gellatly’s employment agreement provided that we would make payments for certain of Mr. Gellatly’s living expenses, maintain a life insurance policy and long term disability policy and pay for certain other expenses during his tenure as Chief Executive Officer. His agreement also provided for continuing base salary payments for 12 months in the event of the termination of his employment “without cause” or resignation for a “good reason,” as those terms are defined in the agreement. In addition, Mr. Gellatly’s employment agreement provided for continuing health, life and other similar insurance plans for 12 months following termination without cause or resignation for a good reason. In May 2002, when Mr. Gellatly resigned his positions as Chairman, President and Chief Executive Officer, we agreed to pay Mr. Gellatly’s base salary and to provide for continuing health, life and other similar insurance plans for the next 12 months, to accelerate the vesting of 100% of his unvested options and to allow him to exercise his options for 12 months after he ceases to serve as a member of our Board of Directors.

      In May 2002, Timothy Richardson was elected as President and Chief Executive Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Richardson’s base salary is $300,000 per year. He will have the opportunity to earn a bonus of up to $100,000, payment of which will be determined by the Compensation Committee based upon successful completion of certain performance objectives. In addition, Mr. Richardson received an option to purchase 500,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The option has a one year cliff after which 25% of the shares subject to the option become exercisable, and thereafter the remaining shares become exercisable in equal monthly installments over the next three years. In the event of a change of control of the Company, 100% of the shares subject to the option shall become immediately exercisable. In addition, Mr. Richardson’s employment agreement provides that we will maintain a life insurance policy and long term disability policy during his tenure as Chief Executive Officer. Mr. Richardson’s employment agreement also provides that we would cover Mr. Richardson’s relocation costs and provide him with a short-term bridge loan pending the sale of his home in Georgia. Under the terms of his agreement, if Mr. Richardson is terminated by the Company “without cause” or resigns for “good reason” (as those terms are defined in the agreement), we will continue his base salary and group health and life insurance benefits for 12 months. In June 2002, we extended a bridge loan to Mr. Richardson to assist him in purchasing a home in California pending the sale of his existing residence. The $450,000 loan was secured by a first mortgage on Mr. Richardson’s home in Georgia. The loan was for a six-month term and bore interest at a rate of 4.75% per year. In 2002, the largest aggregate amount outstanding under this loan was $460,688. The residence was sold and the loan and interest were repaid in December 2002.

      Peter Manno, Vice President of Marketing, has an agreement with the Company providing for severance equal to six months of base salary and acceleration of the vesting of 50% of all unvested stock options in the event Mr. Manno’s employment is terminated by the Company without cause.

      Brent Dix, Vice President of Engineering, has an agreement with the Company providing for severance equal to six months of base salary in the event his employment is terminated by the Company without cause.

      In the event of a “change of control,” 50% of the unvested shares subject to options held by Named Executive Officers other than the Chief Executive Officer immediately vest and become exercisable. For this purpose, “change of control” is defined as an acquisition of the Company or the sale of all or substantially all of our assets.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the fiscal year ended December 29, 2002, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than the transactions described above under “Compensation of Directors” and “Compensation of Executive Officers” and those described below.

      In May 2002, Timothy Richardson, who has been a member of our Board of Directors since March 2000, was elected as our President and Chief Executive Officer. We extended a bridge loan to Mr. Richardson in

June 2002, to assist him in purchasing a home in California pending the sale of his existing residence. The $450,000 loan was secured by a first mortgage on Mr. Richardson’s home in Georgia. The loan was for a six- month term and bore interest at a rate of 4.75% per year. In 2002, the largest aggregate amount outstanding under this loan was $460,688. The residence was sold and the loan and interest were repaid in December 2002.

      We paid GreatPlays LLC $71,000 for consulting services rendered during 2002 and $160,000 in 2001. GreatPlays LLC is a business owned and operated by Renee Gellatly, daughter of David L. Gellatly, who served as our Chairman, President and Chief Executive Officer until May 2002, and is currently a member of our Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The compensation committee of the Board of Directors (the “Compensation Committee”) sets, reviews and administers the executive compensation program of the Company. During 2002 two non-employee directors, Joseph Rizzi and William Pohlman, served as members of the Compensation Committee. The role of the Compensation Committee is to establish and recommend salaries and other compensation paid to executive officers of the Company and to administer the Company’s stock option plans and employee stock purchase plan. The Company’s Board of Directors reviews and approves all stock option grants to employees and all executive officer base salaries and cash bonus payments.

      Compensation Philosophy. The Company’s compensation philosophy is that cash compensation must (a) be competitive with compensation offered by other semiconductor companies of comparable size, in order to help motivate and retain existing staff, and (b) provide a strong incentive to achieve specific Company goals. The Company believes that the use of stock options as a long-term incentive links the interests of the employees to that of the stockholders and motivates key employees to stay with the Company to a degree that is critical to the Company’s long-term success.

      The Company generally intends to qualify executive compensation for deductibility under section 162(m) of the Internal Revenue Code, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. The Company does not expect that the compensation to be paid to any of its executive officers for fiscal 2002 will exceed the $1 million limit.

      Components of Executive Compensation. The principal cash components of executive compensation are base salary and cash bonuses. The equity component consists of stock options.

      Base salary is set for executives commensurate with each officer’s level of responsibility and competitive with salaries paid by companies of comparable size within the Company’s industry. The Compensation Committee conducts an annual survey of companies in the Company’s industry to determine whether the Company’s executive base compensation is within the competitive range. In 1999, the Compensation Committee determined that executive officer salaries should be reviewed on a calendar-year basis.

      It is the policy of the Company that variable, at-risk bonus compensation should comprise a meaningful portion of the annual executive compensation and should be determined by the performance of each executive officer, based on stated individual goals and the overall earnings performance of the Company. For each executive officer, a target bonus award is established each fiscal year. The actual bonus award for executive officers other than the Chief Executive Officer is determined by the Chief Executive Officer, with review by the Compensation Committee, and paid annually. The Chief Executive Officer’s actual bonus payment is determined by the Compensation Committee, and paid annually. For fiscal 2001, the target annual bonus for executive officers, to be paid in 2002, ranged from $70,000 to $100,000, and the target bonus for Mr. Gellatly, the Chief Executive Officer, was $165,000. Target bonus amounts for 2002 were not determined by the

Company’s Compensation Committee. Performance bonuses for the 18-month period beginning January 1, 2001 were paid in July 2002, as follows:

Ronald Bell	$34,000
Brent D. Dix	76,000
Peter Manno	26,000
David Neubauer	70,000
Michael W. Schradle	50,000

      Stock options are generally granted when an executive joins the Company and on an annual basis thereafter. The options granted to each executive vest over a four-year period. In addition to the stock option program, executives are eligible to participate in the Company’s 1994 Employee Stock Purchase Plan, pursuant to which stock may be purchased at 85% of the lower of the fair market value at the beginning and end of each offering period.

      Other elements of executive compensation include a supplemental life insurance program, supplemental long-term disability insurance, Company-wide medical benefits and the ability to defer compensation pursuant to a 401(k) plan. The Company matches annual contributions under the 401(k) plan up to a maximum of $2,080.

Chief Executive Officer Compensation

      The Compensation Committee determines the compensation of the Chief Executive Officer using the same criteria as for the other executive officers. In fiscal 2002, Mr. Gellatly’s salary was $330,000. When Mr. Gellatly resigned his position in May 2002, the Company agreed to accelerate the vesting of 100% of the unvested shares of all of Mr. Gellatly’s option grants. All of his unexercised options will remain exercisable for 12 months after he ceases to be a Director of the Company.

      In May 2002, Timothy Richardson was elected as President and Chief Executive Officer of the Company. Pursuant to the terms of his Employment Agreement, Mr. Richardson’s base salary is $300,000 per year. He will have the opportunity to earn a bonus of up to $100,000, payment of which will be determined by the Compensation Committee of the Board based upon successful completion of certain performance objectives. In addition, Mr. Richardson received an option to purchase 500,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the grant date. The option vests over four years, and is subject to 100% acceleration of vesting upon a change in control of the Company. The Company covered Mr. Richardson’s relocation costs. In June 2002, we extended a bridge loan to Mr. Richardson to assist him in purchasing a home in California, pending the sale of his existing residence. The $450,000 loan was secured by a first mortgage on Mr. Richardson’s home in Georgia. The loan was for a six-month term and bore interest at a rate of 4.75% per year. In 2002, the largest aggregate amount outstanding under this loan was $460,688. The residence was sold and the loan and interest were repaid in December 2002.

THE COMPENSATION COMMITTEE

Joseph D. Rizzi
William Pohlman

STOCK PRICE PERFORMANCE GRAPH

      In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Common Stock with the Standard & Poor’s Semiconductor Index and the Nasdaq US Index, assuming an investment of $100 in each on December 31, 1997. The stock price information shown on the graph below is not necessarily indicative of future price performance.

PERFORMANCE GRAPH

		INDEXED RETURNS
		Years Ending
	Base
	Period
Company/Index	Dec 97	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02

MICRO LINEAR CORP	100	52.38	108.73	50.79	35.56	40.63
NASDAQ U.S. INDEX	100	140.99	261.48	157.42	124.89	86.33
S&P 500 SEMICONDUCTORS	100	167.56	262.87	206.20	173.55	84.65

      The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Stock Price Performance Graph” shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act, except that the Company specifically incorporates it by reference into such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

      The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring the compliance with laws and regulations. The Audit Committee operates under a written charter adopted by the Board of Directors and the Audit Committee on October 31, 2000. The Company’s management has primary responsibility for preparing financial statements and the financial reporting process. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements in accordance with generally accepted accounting principles.

      During the fiscal year ended December 29, 2002, the Audit Committee was composed of three independent directors. From January through May of 2002, James Harrison, Timothy Richardson and Joseph Rizzi, each of whom was independent as defined by the current listing standards of the Nasdaq Stock Market, served on the Audit Committee. In May 2002, Mr. Richardson was appointed as the Company’s Chief Executive Officer and President, and stepped down from the Audit Committee. In June 2002, A. Thampy Thomas, who qualifies as independent under the current Nasdaq listing requirements, was appointed as a member of the Audit Committee. Mr. Harrison will resign from the Audit Committee in August 2003 when he retires from the Board of Directors.

      The Audit Committee of the Board of Directors:

•	reviewed and discussed the audited financial statements with Company management;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Accounting Standards No. 61; and

•	reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with the PricewaterhouseCoopers LLP its independence.

      Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statement be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, for filing with the Securities and Exchange Commission.

      The Audit Committee considers at least annually whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining auditor independence. The Audit Committee has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the services provided. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 28, 2003.

THE AUDIT COMMITTEE

James Harrison
Joseph Rizzi
A. Thampy Thomas

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Upon the recommendation of the Company’s Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 28, 2003. This nomination is being presented to the stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers has served as the Company’s independent auditors since March 1997. A representative of PricewaterhouseCoopers is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Relationship with Independent Auditors

      PricewaterhouseCoopers LLP has served as our independent auditors since 1997. Audit services performed by PricewaterhouseCoopers for fiscal 2002 consisted of the examination of our financial statements and services related to filings with the Securities and Exchange Commission. Upon consideration, the Audit Committee determined that the provision of services other than the audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Fiscal 2002 Audit Firm Fee Summary

     Audit Fees

      The aggregate audit fees billed or to be billed by PricewaterhouseCoopers LLP for each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, review financial statements included in the Company’s quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were $145,000 for fiscal 2002 and $105,308 for fiscal 2001.

     Audit-Related Fees

      The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP in each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements were $6,200 for fiscal 2002 and $0 for fiscal 2001. The nature of the services comprising these fees included, among other things, consultations and advice regarding material accounting and internal control issues.

     Tax Fees

      The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP in each of the last two fiscal years for professional services related to tax compliance, tax advice and tax planning were $50,315 in fiscal 2002 and $37,989 in fiscal 2001. The nature of the services comprising these fees included preparation of federal, state and foreign income tax returns and advice provided regarding state and local income taxes and sales taxes.

     All Other Fees

      The Company did not engage PricewaterhouseCoopers LLP or pay or incur fees in each of the last two fiscal years for services other than those reported in the categories above.

     Pre-Approval Policies

      The engagement of PricewaterhouseCoopers LLP for non-audit accounting and tax services performed for the Company is limited to those instances in which such services are considered integral to the audit services that it provides or in which there is another compelling rationale for using its services. Pursuant to the Sarbanes-Oxley Act of 2002, all audit and permitted non-audit services to be performed by PricewaterhouseCoopers LLP require pre-approval by the Audit Committee.

Vote Required for Approval

      The affirmative vote of a majority of the shares present and voting on the proposal at the Annual Meeting is required to ratify the Board’s selection. If the stockholders reject the nomination, the Board will reconsider its selection.

      The Board of Directors unanimously recommends voting “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 28, 2003.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

      Stockholders of the Company may submit proposals for inclusion in the Company’s 2004 Proxy Statement and consideration at the 2004 Annual Meeting of its stockholders. In order to be included in the Company’s proxy materials for the 2004 Annual Meeting of stockholders, stockholder proposals must be received in writing by the Secretary of the Company no later than February 19, 2004, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      If the date of the 2004 Annual Meeting changes by more than 30 days from the date of this year’s Annual Meeting, stockholder proposals may be properly brought before the 2004 Annual Meeting if the stockholder provides written notice to the Secretary of the Company at a reasonable time before the general proxy solicitation takes place. You may obtain a copy of the full text of the Bylaws provisions concerning stockholder proposals by writing to the Secretary of the Company. All notices of proposals by stockholders should be sent to Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attention: Corporate Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the securities laws of the United States, the Company’s directors, executive officers and any owners of more than 10% of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to identify in this Proxy Statement those persons who failed to file these reports in a timely fashion. To the Company’s knowledge, based solely on its review of the copies of such reports received by it, or written representations from reporting persons, we believe that during the fiscal year ended December 29, 2002, our officers, directors and holders of more than 10% of our Common Stock complied with all Section 16(a) filing requirements applicable to them during fiscal year 2002, except for the following: 1) Forms 5 reporting one fiscal 2001 option grant each for the following were filed late: Mr. Bell, Mr. Dix, Mr. Gellatly, Mr. Harrison, Mr. Manno, Mr. Neubauer,

Mr. Pohlman, Mr. Richardson, Mr. Rizzi, and Mr. Schradle, and 2) Forms 4 reporting one option grant each for the following people were filed late: Mr. Rizzi, Mr. Criscito, Mr. Gopen and Mr. Prince

OTHER MATTERS

      The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors of the Company may recommend.

By Order of the Board of Directors

TIMOTHY RICHARDSON
Chief Executive Officer and President
Member, Board of Directors

June 19, 2003

San Jose, California

MICRO LINEAR CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints TIMOTHY A. RICHARDSON and MICHAEL SCHRADLE, jointly and severally, as Proxies, with full power of substitution, to vote all shares of Common Stock of Micro Linear Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company’s headquarters, 2050 Concourse Drive, San Jose, CA, on August 6, 2003 at 10:00 a.m., local time, or any postponement or adjournment thereof. The proxies are being directed to vote as specified on the reverse side hereof, or, if no specification is made, FOR the election of directors, FOR the appointment of PricewaterhouseCoopers LLP as independent auditors and in accordance with their discretion on such other matters that may properly come before the Annual Meeting.

THE DIRECTORS RECOMMEND A FOR VOTE ON EACH ITEM.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD
PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

MICRO LINEAR CORPORATION

August 6, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

¯     Please detach along perforated line and mail in the envelope provided.     ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ David L. Gellatly ¡ William B. Pohlman ¡ Timothy A. Richardson ¡ Joseph D. Rizzi ¡ A. Thampy Thomas

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the 2003 fiscal year:	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of directors and FOR Proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method

I plan to attend the Meeting: ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.